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                                                                    EXHIBIT (11)

                                    K2 INC.

                       COMPUTATION OF EARNINGS PER SHARE

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996

                     (THOUSANDS, EXCEPT PER SHARE FIGURES)

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
                                                       1996    1995     1994
                                                      ------- -------  -------
Income from continuing operations.................... $25,217 $19,799  $13,754
Loss from discontinued operations....................          (4,920)    (721)
                                                      ------- -------  -------
Net income........................................... $25,217 $14,879  $13,033
                                                      ======= =======  =======
Primary:
 Average shares outstanding..........................  16,574  14,367   11,800
 Net effect of dilutive stock options under the
  treasury stock method using average price..........     160     131      119
                                                      ------- -------  -------
    Total............................................  16,734  14,498   11,919
                                                      ======= =======  =======
 Per share amounts:
  Continuing operations.............................. $  1.51 $  1.37  $  1.15
  Net income......................................... $  1.51 $  1.03  $  1.09
Fully Diluted:
 Average shares outstanding..........................  16,574  14,367   11,800
 Net effect of dilutive stock options under the
  treasury stock method using year end market price,
  if higher than average market price................     179     212      130
                                                      ------- -------  -------
    Total............................................  16,753  14,579   11,930
                                                      ======= =======  =======
 Per share amounts:
  Continuing operations.............................. $  1.51 $  1.36  $  1.15
  Net income......................................... $  1.51 $  1.02  $  1.09
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